UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): July 16, 2010

Trimol Group, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-28144	13-3859706
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1221 Avenue of the Americas, Suite 4200, New York, New York 10020
(Address of Principal Executive Office)

Registrant's telephone number, including area code:  (212) 554-4394

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Trimol Group, Inc. (the “Company”) received notice, on Friday, July 16, 2010, of a decision and order of the Moldovan Tribunal in the pending arbitration proceeding in Moldova entitled Ministry of Economics of the Republic of Moldova, Ministry of Internal Affairs of the Republic of Moldova, Ministry of Information Development of the Republic of Moldova and State Enterprise “REGISTRU” of the Republic of Moldova vs Intercomsoft, Ltd. pursuant to which the Tribunal dismissed, without prejudice, the pending arbitration proceeding previously commenced in Moldova on behalf of the above Ministries of the Government of Moldova against Intercomsoft Limited (“Intercomsoft”), the Company’s wholly owned subsidiary.  Intercomsoft had previously submitted its opposition to the claims of the Government of Moldova against Intercomsoft which were alleged in such arbitration proceeding.  The dismissed proceeding involved claims with respect to the 1996 Supply Agreement entered into between Intercomsoft and the Government of Moldova which is the subject of the pending Swiss lawsuit initiated by Intercomsoft against the Government of Moldova for breach of such Supply Agreement (the “Swiss Proceeding”).

The pending Swiss Proceeding seeks damages against the Government of Moldova in the amount of $41 million, plus interest, on the basis of various alleged breaches of such Supply Agreement by the Government of Moldova.  To date, the Swiss court has granted Intercomsoft’s request to establish an ad hoc arbitration panel to hear the merits of Intercomsoft’s claims in such proceeding.  The Government of Moldova has failed to appear in such action and is currently in default with respect to its rights to appoint one of the three members of the ad hoc arbitration panel established by the Swiss court.

There can be no assurance as to the outcome of the pending Swiss Proceeding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMOL GROUP, INC.

By:	/s/ Boris Birshtein
Boris Birshtein
Chief Executive Officer

Date: July 26, 2010